ITEM 5.	OTHER INFORMATION

To enhance retention and align with market practice, on November 1, 2017, the Company entered into executive change of control severance agreements (the “agreements”) with its executive officers, including the named executive officers identified in the Company’s proxy statement (other than Soren Schroder, the Company’s Chief Executive Officer, whose existing employment agreement contains a change of control provision).
The agreements, which reflect a double trigger change of control provision, provide for cash severance benefits if the executive’s employment is terminated by the Company without “cause” or by the individual for “good reason,” in each case before the second anniversary of a “change of control” of the Company, as those terms are defined in the agreements. The agreements provide that, upon a qualifying termination, the executive would be entitled to a lump sum payment equal to (i) 24 months of the executive’s base salary in effect immediately prior to the termination date, and (ii) an amount equal to two times the executive’s annual target bonus for the year in which the termination occurs.
In addition, the executive will be entitled to receive accelerated vesting of all outstanding equity awards, with any stock options remaining exercisable for the remainder of their full term, and with unvested performance-based equity awards deemed vested at the greater of (i) actual performance or (ii) target levels with respect to performance goals or other vesting criteria.
The agreements provide that the Company’s obligations to pay severance benefits under the agreements is subject to the execution by the executive of a general release of claims against the Company and contain an 18-month non-competition covenant. The agreements do not provide for a tax gross-up.
The foregoing is a summary of the terms of the change of control agreements and does not purport to be complete. This summary is qualified in its entirety by reference to the form of change of control agreement filed as an exhibit to this Quarterly Report on Form 10-Q.